Exhibit 10.8

FORM OF EMPLOYEE MATTERS AGREEMENT

by and among

THE BLACKSTONE GROUP L.P.

BLACKSTONE HOLDINGS I L.P.,

NEW ADVISORY GP L.L.C.,

PJT PARTNERS INC.,

PJT PARTNERS HOLDINGS LP,

PJT CAPITAL LP,

and

PJT MANAGEMENT, LLC,

Dated as of             , 2015

i

Exhibits

Exhibit A	Retained Personnel
Exhibit B	PJT Personnel
Exhibit C	Form of Release

ii

Schedules

Schedule A	Severance Protections
Schedule B-1	Retention Awards
Schedule B-2	Retention Award Recipients

iii

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”) is dated as of             , 2015, by and among (i) The Blackstone Group L.P., a Delaware limited partnership (“BX”), (ii) Blackstone Holdings I L.P., a Delaware limited partnership (“Blackstone Holdings” and together with BX, collectively, the “Blackstone Parties”), (iii) New Advisory GP L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Blackstone Holdings (“Original PJT GP”), (iv) PJT Partners Inc., a Delaware corporation (“PJT HoldCo”), (v) PJT Partners Holdings LP (“PJT LP”), a Delaware limited partnership wholly-owned by Blackstone Holdings and certain of its Affiliates (as limited partners) and Original PJT GP (as general partner), (vi) PJT Capital LP, a Delaware limited partnership (“PJTC”), and (vii) PJT Management, LLC, a Delaware limited liability company and the general partner of the PJTC (“PJTM”). Each of the Blackstone Group and the PJT Group (as defined in the Separation Agreement) are sometimes referred to herein as a “Party” and collectively, as the “Parties”.

R E C I T A L S:

WHEREAS, the Board of Directors of Blackstone Group Management L.L.C. (the “Board”), as a general partner of BX, determined that it is appropriate, desirable, and in the best interests of BX and the Blackstone Common Unitholders to separate the PJT Business from Blackstone (the “Separation”) and to divest the PJT Business in the manner contemplated by the Separation and Distribution Agreement by and among BX, Blackstone Holdings, Original PJT GP, PJT HoldCo and PJT LP, dated as of             , 2015 (the “Separation Agreement”);

WHEREAS, in order to effect the Separation, the Board has determined that it is appropriate, desirable and in the best interests of BX and the Blackstone Common Unitholders (as defined herein) (i) to enter into a series of transactions whereby PJT LP, either directly or through one or more direct or indirect Subsidiaries, will, collectively, own all of the PJT Assets and assume (or retain) all of the PJT Liabilities and (ii) for BX to distribute to the Blackstone Common Unitholders on a pro rata basis (without consideration being paid by such unitholders) all of the issued and outstanding PJT Class A Shares held by BX upon the consummation of the PJT Reorganization;

WHEREAS, pursuant to the Separation Agreement, the Parties have entered into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between and among them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Separation Agreement and the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Benefit Arrangement” means, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, bonuses, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits or vacation, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, relocation or other fringe benefit (whether or not taxable), or employee loans, that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

“Blackstone Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to by any member of the Blackstone Group or any ERISA Affiliate thereof.

“Blackstone Bonus Deferral Plan” means the Sixth Amended and Restated Blackstone Group Bonus Deferral Plan (including, as applicable to prior year’s awards, the prior versions of such Bonus Deferral Plan).

“Blackstone Common Unit” means an issued and outstanding common unit representing a limited partner interest of BX.

“Blackstone Common Unitholder” means a holder of Blackstone Common Units.

“Blackstone Equity Award” means an equity award granted by BX or Blackstone Holdings under the Blackstone Bonus Deferral Plan or the Blackstone Equity Incentive Plan.

“Blackstone Equity Incentive Plan” means the Blackstone Group Amended and Restated 2007 Equity Incentive Plan, as amended.

“Blackstone Holdings” has the meaning set forth in the preamble.

“Blackstone Holdings Units” means the issued and outstanding common units of Blackstone Holdings.

“Blackstone Parties” has the meaning set forth in the preamble.

“Blackstone Post-Distribution Value” means the closing per unit price of Blackstone Common Units on the Closing Date.

“Blackstone Pre-Distribution Value” means the closing per unit price of Blackstone Common Units on the Trading Day immediately preceding the Distribution Date.

“Blackstone Reimbursement Account Plan” has the meaning set forth in Section 4.2.

“Blackstone Savings Plan” means The Blackstone Group 401(k) Savings Plan.

“Blackstone VWAP” means, for any specified period, the volume weighted average per share price of Blackstone Common Units trading on the NYSE.

“Blackstone Welfare Plans” means any employee welfare benefit plan maintained by BX or any member of the Blackstone Group and in which PJT Personnel participate.

“Board” has the meaning set forth in the recitals.

“BX” has the meaning set forth in the preamble.

“Code” means the United States Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

“Converted Blackstone Award” has the meaning set forth in Section 5.1(a).

“Converted Blackstone Award Post-Separation Value” means, during the True-Up Measurement Period (or, if applicable, a designated period within such True-Up Measurement Period), the sum of (x) the product of (i) the Blackstone VWAP during such period and (ii) the number of shares of Blackstone Common Units or Blackstone Holdings Units, as applicable, that were subject to a Converted Blackstone Award immediately prior to its conversion into a Replacement Award and (y) the product of (i) the PJT VWAP during such period and (ii) the number of shares of PJT Class A Shares that would have been distributed in respect of such Converted Blackstone Award if the Blackstone Common Units or Blackstone Holdings Units underlying such Converted Blackstone Award has been issued and outstanding as of the Effective Time.

“Employment Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Employment Tax) required to be supplied to, or filed with, a Tax authority in connection with the determination, assessment or collection of any Employment Tax or the administration of any laws, regulations or administrative requirements relating to any Employment Tax (whether or not a payment is required to be made with respect to such filing).

“Employment Taxes” means any federal, state, local or foreign Taxes, charges, fees, duties, levies, imposts, rates or other assessments or obligations imposed on, due or asserted to be due from (i) employees or deemed employees of the Blackstone Group or employees or deemed employees of the PJT Group or (ii) the Blackstone Group or the PJT Group as employers or deemed employers of such employees, including employers’ and employees’ portions of Federal

Insurance Contributions Act (“FICA”) Taxes, employers’ Federal Unemployment Tax Act (“FUTA”) taxes and state and local unemployment insurance taxes (“SUTA”), and employers’ withholding, reporting and remitting obligations with respect to any such Taxes or employees’ federal, state and local income taxes that are imposed on or due from employees or deemed employees of the Blackstone Group or the PJT Group.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“Forfeited Replacement Award Reimbursement” has the meaning set forth in Section 5.3.

“Former PJT Personnel” means any individual who, immediately prior to such individual’s separation from the Blackstone Group, PJTC, or their respective Affiliates, primarily provided services in respect of the PJT Business.

“Founder” means Mr. Paul J. Taubman.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“IRS” means the United States Department of the Treasury Internal Revenue Service.

“Leave of Absence” means any approved leave of absence, whether paid or unpaid, that is protected by Law or provided for under a policy, program or agreement of any member of the Blackstone Group including USERRA Leave, leave under the Family and Medical Leave Act or corresponding state law or any short-term or long-term disability policy, program, or arrangement of any member of the Blackstone Group.

“New PJT Equity Plan” has the meaning set forth in Section 5.5.

“Non-Competition Agreement” means any agreement, and any attachments or schedules thereto, entered into by and between an individual and BX or its Affiliates, pursuant to which the individual has agreed, among other things, to certain restrictions relating to non-competition, non-solicitation and/or confidentiality, in order to protect the business of BX and its Affiliates.

“OPEB Plan” means health and welfare plans that provide post-employment welfare benefits (i.e., any retiree medical, dental, vision and/or life benefits) and, when immediately preceded by “Blackstone,” means any OPEB Plan maintained by any member of the Blackstone Group and, when immediately preceded by “PJT,” means any OPEB Plan maintained by any member of the PJT Group.

“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Original PJT GP” has the meaning set forth in the preamble.

“Park Hill Bonus Plan” means the document identified on Schedule 1.5(a) attached hereto.

“Participating Company” means BX or any Person (other than an individual) participating in a Blackstone Benefit Arrangement.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“PHG” shall mean PHG Holdings LLC.

“PHG GP” shall mean PHG GP Inc.

“PJTC” has the meaning set forth in the preamble.

“PJTM” has the meaning set forth in the preamble.

“PJT Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to by the PJT Business.

“PJT Business” means the BX businesses (conducted through certain of its Subsidiaries) of (i) providing financial and strategic advisory services (which does not include, for the avoidance of doubt, BX’s capital markets and related capital markets services business, BX’s private wealth unit and wealth management services business, and businesses and activities related to the funds of BX and its Affiliates, including those that are designated by BX as “IRBD” or “GSO”), (ii) restructuring and reorganization advisory services and (iii) fund placement services (conducted through the Park Hill Group).

“PJT HoldCo” has the meaning set forth in the preamble.

“PJT LP” has the meaning set forth in the preamble.

“PJT LP Unit” means a unit of limited partnership interests in PJT LP.

“PJT Per Share TEV” means [$        ].

“PJT Personnel” means any individual who primarily provides services to any member of the PJT Business as of the Effective Time (other than any Retained Personnel), which individuals are listed on Exhibit B hereto. Such PJT Personnel may include individuals who are employed by, or otherwise primarily providing services to, either a member of the PJT Business or the Blackstone Group as of immediately before the Effective Time.

“PJT Personnel Retained Blackstone Equity Award” has the meaning set forth in Section 5.1(b).

“PJT Reimbursement Account Plan” has the meaning set forth in Section 4.2.

“PJT RSUs” means restricted share units of PJT HoldCo and settled in PJT Class A Shares or in cash, at the election of PJT HoldCo.

“PJT Savings Plan” has the meaning set forth in Section 3.2.

“PJT VWAP” means, for any specified period, the volume weighted average per share price of PJT Class A Shares trading on the NYSE.

“PJT Welfare Plan” has the meaning set forth in Section 4.1.

“Replacement Award” has the meaning set forth in Section 5.1(a).

“Replacement Award Post-Separation Value” means, during the True-Up Measurement Period (or, if applicable, a designated period within such True-Up Measurement Period), the product of (x) the PJT VWAP during such applicable period and (y) the number of shares of PJT Class A Shares or PJT LP Units, as applicable, subject to a Replacement Award.

“Retained Personnel” means the individuals identified on Exhibit A.

“Retention Award” has the meaning set forth in Section 5.6.

“Separation” has the meaning set forth in the recitals.

“Separation Agreement” has the meaning set forth in the recitals.

“Severance Protections” has the meaning set forth in Section 2.2(b).

“Special Equity Award” means an equity award of deferred Blackstone Common Units or Blackstone Holdings Units identified as a “Special Equity Award,” “Wealth Accumulation Plan Award,” or “Star Award” and issued under the Blackstone Equity Incentive Plan.

“Third Party Claim” shall have the meaning set forth in Section 7.4(b).

“Trading Day” means the period of time during any given calendar day, commencing with the determination of the opening price on the NYSE and ending with the determination of the closing price on the NYSE.

“True-Up Adjustment” has the meaning set forth in Section 5.2.

“True-Up Measurement Period” means the 180 calendar days following the Closing Date, commencing with the first Trading Day after the Closing Date.

“USERRA Leave” means a leave of absence in respect of which reemployment rights are protected under the Uniformed Services Employment and Reemployment Rights Act.

Section 1.2 References; Interpretation. Unless the context otherwise requires:

(a) references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, Exhibits and Schedules to, this Agreement;

(b) references in this Agreement to any time shall be to the then prevailing New York City, New York time unless otherwise expressly provided herein; and

(c) references to an individual as an “Employee” are descriptive only and are not necessarily intended to mean that an individual is in fact an employee of any Party.

Section 1.3 Relation to Other Documents. To the extent there is any inconsistency between this Agreement and the terms of another agreement pertaining to the Separation that is the subject of this Agreement and such inconsistency (i) arises in connection with or as a result of employment with or the performance of services before or after the Separation for any member of the Blackstone Group or PJT Group and (ii) relates to the allocation of Liabilities attributable to the employment, service, termination of employment or termination of service of all present or former Blackstone employees or PJT Personnel or any of their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Blackstone Group or the PJT Group), the terms of this Agreement shall prevail.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Assumption and Retention of Liabilities; Related Assets.

(a) Effective as of the Effective Time, except as otherwise expressly provided for in this Agreement, Blackstone shall, or shall cause one or more members of the Blackstone Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full:

(i) all Liabilities under all Blackstone Benefit Arrangements (other than PJT Benefit Arrangements) which exist as of the Effective Time;

(ii) subject to Section 2.1(a)(iii) below, all Liabilities with respect to the employment, service, termination of employment or termination of service (or otherwise) of all (A) employees (other than PJT Personnel and Former PJT Personnel) of any member of the Blackstone Group and their dependents and beneficiaries (and any alternate payees in respect thereof) and (B) other service providers (including any individual who is, or was, or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Blackstone Group), in each case to the extent such other service provider Liability arose in connection with or as a result of the performance of services for businesses other than the PJT Business before, at or after the Effective Time or the performance of services for any member of the Blackstone Group before the Effective Time;

(iii) all Liabilities with respect to the employment, service, termination of employment or termination of service of Former PJT Personnel whose employment or services with the Blackstone Group terminated prior to the Separation and other Liabilities to Former PJT Personnel solely to the extent such Liabilities arose out of, or were related to, events that occurred prior to the Separation, except in each case to the extent such Liabilities are described on or arise out of contracts set forth on Schedule 2.1(a)(iii) attached hereto; and

(iv) any other Liabilities or obligations expressly assigned to BX or any of its Affiliates under this Agreement.

(b) Effective as of the Effective Time, except as otherwise expressly provided for in this Agreement but notwithstanding the provisions of Section 2.1(a), PJT LP shall, or shall cause one or more members of the PJT Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full:

(i) all Liabilities under all PJT Benefit Arrangements;

(ii) all Liabilities set forth on Schedule 2.1(a)(iii) attached hereto and all other Liabilities (other than with respect to Liabilities retained by the Blackstone Group pursuant to Section 2.1(a)(iii)) with respect to the employment, service, termination of employment or termination of service (or otherwise) of (A) all PJT Personnel and their dependents and beneficiaries (and any alternate payees in respect thereof) and (B) other service providers (including any individual who is, or was, or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the PJT Group), in each case to the extent such Liability arose in connection with or as a result of the performance of services for the PJT Business before, at or after the Effective Time; and

(iii) any other Liabilities or obligations expressly assigned to PJT LP or any of its Affiliates under this Agreement.

(c) From time to time after the Effective Time, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates. Any such reimbursement shall be on a fair-market-value, arm’s-length basis.

(d) Subject to Section 8.7, BX shall be the responsible party for preparing and timely filing or causing to be prepared and timely filed all Employment Tax Returns of any member of the Blackstone Group. BX shall be liable for all Employment Taxes due on any such Employment Tax Return. BX, at its sole expense, shall have exclusive control over the conduct and resolution of any audit, litigation, contest, dispute, or other proceeding relating to Employment Taxes of any member of the Blackstone Group.

(e) Subject to Section 8.7, PJT HoldCo shall be the responsible party for preparing and timely filing or causing to be prepared and timely filed all Employment Tax Returns of any member of the PJT Group with respect to periods (or portions thereof) following the Closing Date. PJT HoldCo shall be liable for all Employment Taxes due on any such Employment Tax Return. PJT HoldCo, at its sole expense, shall have exclusive control over the conduct and resolution of any audit, litigation, context, dispute, or other proceeding relating to Employment Taxes of the PJT Group.

Section 2.2 Treatment of Cash Compensation and Severance Arrangements.

(a) For a period of at least twelve (12) months following the Effective Time, PJT HoldCo shall, or shall cause a member of the PJT Group to, provide to each PJT Personnel who remains employed during such period with (i) a base salary/draw and annual cash bonus opportunity (expressed as a percentage of base salary/draw) that are no less favorable in the aggregate (excluding guarantees) than those provided to such PJT Personnel immediately before the Effective Time and (ii) other compensation and employee benefits (excluding equity and/or equity-based compensation) that are substantially similar in the aggregate to those benefits provided to such PJT Personnel immediately before the Effective Time. Without limiting the generality of the foregoing, PJT shall maintain the Park Hill Bonus Plan in accordance with the terms of each Park Hill Bonus Plan.

(b) Until the first anniversary of the Effective Time, PJT HoldCo shall, or shall cause a member of the PJT Group to, provide severance protections described on Schedule A to PJT Personnel described on Schedule A (“Severance Protections”). BX shall, or shall cause a member of the Blackstone Group to, reimburse PJT in cash on a monthly basis for the PJT Group’s pre-tax costs of providing the Severance Protections, including the employer portion of the payroll tax obligations arising in connection with providing the Severance Protections, whether paid as severance or pursuant to settlement of litigation or potential litigation arising out of the termination of the employment of any PJT Personnel identified on Schedule A; provided, that no reimbursement shall be provided for (x) any termination of PJT Personnel that occurs after the first anniversary of the Effective Time or (y) the value of any accelerated vesting of equity or equity-based awards. To the extent PJT HoldCo, or any member of the PJT Group, provides severance benefits to PJT Personnel identified on Schedule A in amounts greater than, or to individuals not covered by, the Severance Protections, BX will have no obligation to, or to cause a member of the Blackstone Group to, reimburse PJT HoldCo, or any member of the PJT Group, for such excess benefits unless otherwise approved in writing by Blackstone’s Global Head of Human Resources.

Section 2.3 Participation in Blackstone Benefit Arrangements. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, (i) effective as of the Effective Time, PJT HoldCo and each member of the PJT Group, to the extent applicable, shall cease to be a Participating Company in any Blackstone Benefit Arrangement and (ii) each PJT Participant, effective as of the Effective Time, shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Blackstone Benefit Arrangement except to the extent of obligations that accrued before the Effective Time, which obligations will remain a liability of the Blackstone Group unless expressly assumed by the PJT Group pursuant to this Agreement), and Blackstone and PJT HoldCo shall, or cause the applicable member of the PJT Group to, take all necessary action to effectuate each such cessation.

Section 2.4 Service Recognition. Effective as of the Effective Time PJT HoldCo shall, and shall cause each member of the PJT Group to, give each PJT Personnel full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals and benefit subsidies under any PJT Benefit Arrangement (other than under any equity-based plan or arrangements covering grants made after the Effective Time to the extent not otherwise expressly provided for herein or in any other agreement) for such individual’s service with any member of the Blackstone Group or PJT Group or any predecessor thereto prior to the Closing Date, to the same extent permitted by Applicable Law and the terms of the applicable PJT Benefit Arrangements and to the same extent such service was recognized by an applicable similar Blackstone Benefit Arrangement immediately prior to the Closing Date; provided, that, such service shall not be recognized to the extent such recognition would result in the duplication of benefits. In addition, and without limiting the generality of the foregoing provisions of this Section 2.4, (i) PJT HoldCo shall cause each PJT Personnel to be immediately eligible to participate, without any waiting time, in any and all PJT Benefit Arrangements to the extent coverage under the PJT Benefit Arrangement is comparable to a Blackstone Benefit Arrangement in which the PJT Personnel participated immediately before the Closing Date and (ii) for purposes of each PJT Benefit Arrangement providing medical, dental, pharmaceutical or vision benefits to any PJT Personnel, PJT HoldCo shall cause all pre-existing condition exclusions and actively-at-work requirements of such PJT Benefit Arrangement to be waived for such employee and his or her covered dependents, except to the extent such conditions would not have been waived under the comparable Blackstone Benefit Arrangement in which such employee participated immediately prior to the Closing Date, and PJT HoldCo shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Blackstone Benefit Arrangement ending on the date such employee’s participation in the corresponding PJT Benefit Arrangement begins to be taken into account under such PJT Benefit Arrangement for purposes of satisfying all deductible, coinsurance and maximum out-of pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the PJT Benefit Arrangement.

Section 2.5 No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any PJT Personnel or other former, current or future employee of the Blackstone Group or PJT Group under any Benefit Arrangement of the Blackstone Group or PJT Group.

Section 2.6 Amendment Authority. Except as otherwise provided in this Agreement, nothing in this Agreement is intended to prohibit any member of the Blackstone Group, PJT Group or PJT Group from amending or terminating any employee benefit plans, policies and compensation programs at any time on or after the Closing Date.

Section 2.7 No Commitment to Employment or Benefits. Nothing contained in this Agreement shall be construed (i) as a commitment or agreement on the part of any person to continue employment with the Blackstone Group or the PJT Group or, except as otherwise provided in this Agreement, (ii) as a commitment on the part of the Blackstone Group or the PJT Group to continue the compensation or benefits of any person for any period, (iii) to provide any recall or similar rights to an individual on layoff or any type of Leave of Absence, (iv) to establish, amend or modify any benefit plan or arrangement, or (v) to prevent the PJT Group from terminating any employee for any reason. This Agreement is solely for the benefit of the Blackstone Group and the PJT Group and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any PJT Personnel or other current or former employee, officer, director or contractor of the Blackstone Group or the PJT Group, other than the Parties and their respective successors and assigns.

Section 2.8 Certain Employment Transfers. BX shall, or shall cause one or more members of the Blackstone Group to, cause each of the PJT Personnel to be employed by a member of the PJT Group immediately before the Effective Time.

ARTICLE III

QUALIFIED DEFINED CONTRIBUTION PLANS

Section 3.1 Participation of PJT Personnel in the Blackstone Savings Plan; Vesting. BX shall, or shall cause one or more members of the Blackstone Group to, cause each PJT Personnel to become fully vested in such PJT Personnel’s account balances under the Blackstone Savings Plan as of the date on which such PJT Personnel ceases to be employed by the Blackstone Group (which, generally, will be the Closing Date).

Section 3.2 PJT Savings Plan. Effective as of the Closing Date, PJT HoldCo shall, or shall have caused one or more members of the PJT Group to, establish or maintain a defined contribution savings plan or plans and related trust or trusts intended to satisfy the requirements of Sections 401(a) and 401(k) of the Code (such defined contribution savings plan or plans, the “PJT Savings Plan”). PJT HoldCo shall, or shall cause one or more members of the PJT Group to, be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain and administer the PJT Savings Plan so that it is qualified under Section 401(a) of the Code, that it satisfies the requirements of Section 401(k) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code, and as soon as reasonably practicable following the Closing Date PJT HoldCo shall, or shall cause one or more members of the PJT Group to, take all steps reasonably necessary to obtain a favorable determination from the IRS as to such qualification if one is not then applicable to the PJT Savings Plan. PJT HoldCo shall, or shall cause one or more members of the PJT Group to, be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the PJT Savings Plan.

Section 3.3 Transfer of Plan Assets and Liabilities. As soon as practicable following the Effective Time, BX shall, or shall cause one or more members of the Blackstone Group to, cause any and all accounts of PJT Personnel under the Blackstone Savings Plan, and the value of the assets attributable to such accounts, to be transferred to the PJT Savings Plan in a “transfer of assets or liabilities” in accordance with Section 414(l) of the Code. BX shall, or shall cause one or more members of the Blackstone Group to, effectuate at least one subsequent transfer no later than seven (7) months following the Effective Time with respect to any individuals who become PJT Personnel after the Effective Time. The assets to be transferred shall be transferred in-kind (except as a third-party administrator may otherwise require), including as applicable in the form of promissory notes evidencing plan loans. PJT HoldCo shall cause the administrator of, and the trustee of the trust established under, the PJT Savings Plan to accept such transfer, subject to Applicable Law. Prior to the transfer, BX and PJT HoldCo or their respective Affiliates shall notify the IRS of the transfer by timely filing Forms 5310-A, to the extent such filings are required.

ARTICLE IV

HEALTH AND WELFARE PLANS

Section 4.1 Health and Welfare Plan Participation. Effective as of the Closing Date, PJT HoldCo shall, or shall cause an Affiliate to, establish or maintain health and welfare plans for the benefit of PJT Personnel (collectively, the “PJT Welfare Plans”).

Section 4.2 Reimbursement Account Plans. Effective as of the Closing Date PJT HoldCo shall, or shall have caused one or more members of the PJT Group to, have established a health and dependent care reimbursement account plan (the “PJT Reimbursement Account Plan”) with features substantially similar to those contained in the Blackstone Administrative Services Partnership LP Health and Welfare Plan (or any successor thereto) as in effect immediately prior to the Closing Date (the “Blackstone Reimbursement Account Plan”). PJT shall assume responsibility for administering under the PJT Reimbursement Account Plan all reimbursement claims of PJT Personnel incurred in the calendar year in which the Closing Date occurs, whether such claims arose before, on and after the Closing Date. No more than forty-five (45) calendar days following the Closing Date (or such later time as mutually agreed by BX and PJT HoldCo), (A) BX shall, or shall cause one or more members of the Blackstone Group to, cause to be transferred to PJT HoldCo, or such member of the PJT Group as PJT HoldCo designates, an amount in cash, cash-like securities or other cash equivalents equal to the excess, if any, of all contributions to the Blackstone Reimbursement Account Plan made with respect to the calendar year in which the Closing occurs (and, if the transfer occurs in any calendar year before April 1, the preceding calendar year) by or on behalf of any PJT Personnel prior to the Closing Date over the amount previously distributed to the PJT Personnel under the Blackstone Reimbursement Account Plan for the calendar year in which the Closing occurs (and, if the transfer occurs in any calendar year before April 1, the preceding calendar year), and (B) PJT HoldCo shall cause to be transferred to BX, or such member of the Blackstone Group as BX designates, an amount in cash, cash-like securities or other cash equivalents equal to the excess, if any, of the amount previously distributed to the PJT Personnel under the Blackstone Reimbursement Account Plan for the calendar year in which the Closing occurs (and, if the transfer occurs in any calendar year before April 1, the preceding calendar year) over all contributions to the Blackstone Reimbursement Account Plan made with respect to the calendar year in which the Closing occurs (and, if the transfer occurs in any calendar year before April 1, the preceding calendar year) by or on behalf of any PJT Personnel prior to the Closing Date.

Section 4.3 Certain Liabilities.

(a) Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, BX shall, or shall cause one or more members of the Blackstone Group to, timely pay all premiums in respect of coverage of PJT Personnel who participated in Blackstone Benefit Arrangements in respect of the period through the Closing Date, and PJT HoldCo Welfare Plans shall maintain Liability in respect of any and all claims of PJT Personnel that are incurred under such plans.

(b) Self-Insured Benefits. With respect to employee welfare and fringe benefits that are provided on a self-insured basis, (i) BX shall, or shall cause one or more members of the Blackstone Group to, fully perform, pay and discharge, under the Blackstone Welfare Plans, all claims of PJT Personnel that are incurred under such plans through the Closing Date and (ii) PJT HoldCo shall, or shall cause one or more members of the PJT Group to, fully perform, pay and discharge, under the PJT Welfare Plans, after the Closing Date, all claims of PJT Personnel that are incurred on or after the Closing Date. For purposes of this Section 4.3(b), a claim or Liability is deemed to be incurred: with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; and with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability.

Section 4.4 Time-Off Benefits. PJT HoldCo shall credit (or continue to credit) or cause to be credited (or cause to continue to be credited) each PJT Personnel as of the Closing Date with the amount of accrued but unused vacation time, paid time off and other time-off benefits as such PJT Personnel had with BX as of immediately prior to the Closing Date.

ARTICLE V

EQUITY AND INCENTIVE COMPENSATION AWARDS

Section 5.1 Treatment of Blackstone Equity Awards of PJT Personnel.

(a) Immediately following the Effective Time, except as otherwise agreed in writing between BX and an award holder, fifty percent (50%) of each outstanding unvested Blackstone Equity Award held by PJT Personnel, other than any such unvested Blackstone Equity Award which is scheduled to vest within 180 calendar days following the Effective Time, will be converted and cancelled (each, a “Converted Blackstone Award”) and replaced by a comparable equity award in accordance with this Agreement (a “Replacement Award”). Such Replacement Award will be (ii) an award of PJT RSUs for each Converted Blackstone Award denominated in Blackstone Common Units and (ii) denominated in PJT LP Units for each Converted Blackstone Award denominated in Blackstone Holdings Units. The number of shares of PJT Class A Shares or PJT LP Units, as applicable, subject to each Replacement Award will be equal to a quotient, the numerator of which is equal to the product of (x) the number of Blackstone Common Units or Blackstone Holdings Units, as applicable, subject to the Converted Blackstone Award and (y) the Blackstone VWAP for the twenty (20)-Trading Day period ended on August 14, 2015, and the denominator of which is the PJT Per-Share TEV. The Replacement Award will be subject to identical vesting and settlement terms as those that applied to such Converted Blackstone Award immediately before the Effective Time; provided, that any vesting conditions and settlement based on continued service to Blackstone or its Affiliates will be based on continued service to PJT HoldCo or its Affiliates.

(b) The portion of any Blackstone Equity Award held by PJT Personnel that is not a Converted Blackstone Award will remain a Blackstone Equity Award (the “PJT Personnel Retained Blackstone Equity Award”). Each PJT Personnel Retained Blackstone Equity Award, except as otherwise agreed in writing between BX and an award holder, either (i) will be adjusted to reflect the value of a distribution of PJT Class A Shares or PJT LP Units or (ii) will receive a distribution from BX of PJT Class A Shares or PJT LP Units, in each case, in connection with the transactions contemplated hereby in accordance with the terms of the Blackstone Equity Incentive Plan, as determined by BX.

Section 5.2 True-Up of Replacement Awards. If during every full twenty-Trading Day period within the True-Up Measurement Period, the Replacement Award Post-Separation Value is less than the Converted Blackstone Award Post-Separation Value during the applicable twenty-Trading Day period, then the Replacement Award holder will be credited with an adjustment to such Replacement Award (a “True-Up Adjustment”). The True-Up Adjustment, if applicable, will provide the holder of a Replacement Award with the right to receive equity or a cash payment based on the excess, if any (the “True-Up Value”), of (x) the Converted Blackstone Award Post-Separation Value for the last 20 Trading Days of the True-Up Measurement Period over (y) the value of the Replacement Award Post-Separation Value for the last 20 Trading Days of the True-Up Measurement Period. The True-Up Adjustment will be payable by BX and settled in cash, Blackstone Common Units, or PJT Class A Shares, as determined by BX in its sole discretion as soon as practicable following the True-Up Measurement Period. If the True-Up Adjustment is settled in Blackstone Common Units or PJT Class A Shares, the Replacement Award holder will receive a number of units or shares, as applicable, with a value equal to the True-Up Value using the Blackstone VWAP or PJT VWAP, as applicable, during the last 20 Trading Days of the True-Up Measurement Period. The True-Up Adjustment will be subject to such other terms and conditions as determined by BX in its sole discretion after consultation with PJT HoldCo. For the avoidance of doubt, a holder of a Replacement Award that is forfeited prior to the end of the True-Up Measurement Period will not be entitled to receive a True-Up Adjustment in respect of such Replacement Award.

Section 5.3 Forfeiture of Replacement Awards. On the tenth (10th) Business Day following the end of the each fiscal quarter, PJT HoldCo or one of its Affiliates will pay to BX or one its Affiliates an amount equal to the product of (x) the number of Replacement Award shares or units forfeited during the preceding fiscal quarter and (y) the twenty (20)-Trading Day PJT VWAP immediately preceding and including the last day of the preceding fiscal quarter (the “Forfeited Replacement Award Reimbursement”). The Forfeited Replacement Award Reimbursement will be paid in cash or in PJT Class A Shares, at the election of PJT HoldCo. For the avoidance of doubt, PJT HoldCo will not reimburse BX for the value of any forfeited True-Up Adjustment or any forfeited Replacement Award which corresponds to a Converted Blackstone Award that was granted with respect to the 2014 calendar year pursuant to the Blackstone Bonus Deferral Plan. PJT Holdco shall promptly notify Blackstone upon the termination of services of any PJT Personnel resulting in a forfeited Replacement Award.

Section 5.4 Change of Control; Separation from Service. For the avoidance of doubt, (i) the Separation shall not constitute a “Change of Control” under the Blackstone Equity Plan or the Blackstone Bonus Deferral Plan (or their respective underlying documents) and (ii) the transfer of employment and services by a holder of Blackstone Equity Awards from BX and its Affiliates to PJT HoldCo and its Affiliates (and the Separation) shall not constitute a “separation of service” (to the extent not otherwise prohibited by applicable law) for purposes of the Blackstone Equity Plan or the Blackstone Bonus Deferral Plan (or their respective underlying award agreements).

Section 5.5 New PJT Equity Plan. No later than the Effective Time, PJT shall adopt a plan that will provide equity-based awards (including, without limitation, the Replacement Awards) to PJT Personnel (the “New PJT Equity Plan”). The New PJT Equity Plan shall be approved by the shareholders of PJT HoldCo prior to the Effective Time.

Section 5.6 Retention Awards. At the Effective Time, BX shall, or shall cause one or more members of the Blackstone Group to, cause PJT HoldCo, in consultation with the Founder, to issue to PJT Personnel retention awards in the form of PJT Class A Shares, PJT LP Units, and cash-based awards (collectively, the “Retention Awards”) on such terms as set forth on Schedule B-1 hereto, with the form of equity and amount of such award for each recipient as specified on Schedule B-2.

Section 5.7 Savings Clause. The Parties hereby acknowledge that the provisions of this ARTICLE V are intended to achieve certain Tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

Section 5.8 SEC Registration. As soon as practicable following the Effective Time, PJT HoldCo shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering under the Securities Act the offering of at least a number of PJT Class A Shares issuable under the New PJT Equity Plan. PJT HoldCo shall keep such registration statement effective (and maintain the current status of the prospectus required thereby) for so long as any PJT Class A Shares issued pursuant to this ARTICLE V remain outstanding.

ARTICLE VI

ADDITIONAL COMPENSATION MATTERS

Section 6.1 Workers’ Compensation Liabilities. Effective as of the Closing Date, PJT HoldCo shall, or shall cause one or more members of the PJT Group to, assume all Liabilities for PJT Personnel related to any and all workers’ compensation claims and coverage, whether arising under any law of any state, territory, or possession of the U.S. or the District of Columbia, and arising after the Closing Date (the “Workers’ Compensation Liabilities”), and PJT HoldCo shall, or shall cause one or more members of the PJT Group to, be fully responsible for the administration of all such claims; provided, however, if the event giving rise to a workers’ compensation claim occurs over a period both preceding and following the Closing Date, the claim shall be jointly covered under the applicable plans of PJT Holdco and BX and equitably apportioned between them in accordance with Applicable Law or the applicable plan documents. If no member of the PJT Group is able to assume any Workers’ Compensation Liabilities or the administration of any related claim because of the operation of applicable state law or for any other reason, BX shall, or shall cause one or more members of the Blackstone Group to, retain such Liabilities and PJT HoldCo shall, or shall cause one or more members of the PJT Group to, reimburse and otherwise fully indemnify BX and all members of the Blackstone Group for all Workers’ Compensation Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen.

Section 6.2 Code Section 409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, will any Party be liable to another in respect of any Taxes imposed under Section 409A of the Code. For the avoidance of doubt, the transfer of employment and services by a holder of Blackstone Equity Awards from BX and its Affiliates to PJT HoldCo and its Affiliates (and the Separation) on or prior to the Effective Date shall not be intended to constitute a “separation of service” for purposes of Section 409A of the Code.

Section 6.3 Certain Payroll and Annual Cash Incentive Matters.

(a) Post-Distribution Payroll for Pre-Distribution Service. Subject to Section 9.15, in the case of each PJT Personnel, the employer of such individual as of immediately before the Closing Date shall be responsible for paying (and the W-2 and other payroll reporting obligations for) the payroll amount due to such individual for the payroll period (or portion thereof) ending on the Closing Date.

(b) Annual Cash Incentives. At the Effective Time, PJT HoldCo shall, or shall cause one or more members of the PJT Group to, assume all liabilities for annual incentive arrangements (“Bonus Arrangements”) with respect to PJT Personnel. PJT HoldCo, or one or more members of the PJT Group, shall pay the Bonus Arrangements in respect of 2015 to PJT

Personnel who are employees (and not partners) no later than such time as Bonus Arrangements are typically paid by the PJT Group to PJT Personnel in the ordinary course of business, provided that with respect to payments under the Park Hill Bonus Plan, such payment date will be no later than 75 calendar days following the Effective Date (in either case, the “PJT Bonus Payment Date”). On the day immediately preceding the PJT Bonus Payment Date, BX shall, or shall cause one or more members of the Blackstone Group to, pay PJT HoldCo (in the case of Bonus Arrangements covering employees) or to the PJT Personnel (in the case of Bonus Arrangements covering partners) an amount equal to the cash portion of any Bonus Arrangements accrued to such PJT Personnel as of the Effective Date (the “Accrued Bonuses”). Subject to BX’s consent (such consent not to be unreasonably withheld), in the event that due to subsequent developments or events occurring following the Effective Time, including, without limitation, an increase in the levels of compensation in the investment banking industry, there is a material increase in bonuses actually paid to such PJT Personnel above the levels anticipated by the Accrued Bonuses, BX shall be obligated to pay to PJT HoldCo its pro rata portion of such incremental increase based on the portion of the calendar year prior to the Effective Time. On the Effective Date, with respect to any portion of the Accrued Bonuses which is deferred compensation or would have been denominated in Blackstone Common Units or Blackstone Holdings Units pursuant to the terms of the Blackstone Bonus Deferral Plan (the “Non-Cash Portion”), BX shall, or shall cause one or more members of the Blackstone Group to, pay to PJT Holdco or such member of the PJT Group as PJT HoldCo designates an amount in cash equal to the Non-Cash Portion of the Accrued Bonuses. Payment of Bonus Arrangements in respect of 2015 shall be made in accordance with the terms set forth on Schedule 8.7.

Section 6.4 Tax Benefits. If any member of the PJT Group actually realizes a cash benefit (including a reduction in payments under the Tax Receivable Agreement or a reduction in cash Taxes otherwise payable) as a result of (i) any True-Up Adjustment (including, without limitation, in connection with the receipt, vesting or delivery of any cash, equity or other property as a result of such True-Up Adjustment), (ii) any PJT Personnel Retained Blackstone Equity Award (including, without limitation, in connection with the receipt, vesting or delivery of any cash, equity or other property pursuant to the foregoing) or (iii) the payment (whether by a member of the Blackstone Group or the PJT Group) of any Accrued Bonuses (including, without limitation, in connection with the receipt, vesting or delivery of any cash, equity or other property attributable to the cash or Non-Cash Portion of any Accrued Bonuses), then PJT HoldCo shall pay the net amount of such cash benefit or such reduction in Taxes to BX (or such member of the Blackstone Group as BX designates). Any such payments shall be made on an annual basis within 9 months following the end of the relevant taxable period in which the applicable member of the PJT Group actually realized such cash benefit or such reduction in Taxes and shall be net of the tax costs on income, if any, to any member of the PJT Group resulting from the payments made by BX in connection with any of its foregoing obligations. PJT HoldCo shall cooperate (and shall cause other members of the PJT Group to cooperate) with BX’s reasonable requests in determining the amount of any cash benefit or reduction in Taxes that could give rise to a payment under this Section 6.4.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification. The Parties acknowledge that any claim for indemnification, whether or not based upon, attributable to, resulting from or arising under this Agreement shall be subject to and made in accordance with Article VIII (Indemnification) of the Separation Agreement.

ARTICLE VIII

GENERAL AND ADMINISTRATIVE

Section 8.1 Sharing of Information. To the extent permitted by Applicable Law, BX and PJT HoldCo shall provide to each other and their respective agents and vendors all Information (other than attorney-client privileged Information or attorney work product) as the other may reasonably request to enable the requesting Party to defend or prosecute claims, to administer efficiently and accurately each of its Benefit Arrangements (including in connection with audits or other proceedings maintained by any Governmental Authority), to facilitate the treatment of equity awards and compensation matters as contemplated under this Agreement, to timely and accurately comply with and report under Section 14 of the Securities Exchange Act of 1934, as amended and the Code, to determine the scope of, as well as fulfill, all of its other obligations under this Agreement, and otherwise to comply with provisions of Applicable Law. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in ARTICLE IX of the Separation Agreement; provided, that, notwithstanding anything in such ARTICLE IX and without otherwise limiting the provisions of such ARTICLE IX, each of the Parties shall comply with any requirement of Applicable Law in regard to the confidentiality of the Information (whether relating to employee records or otherwise) that is shared with another Party in accordance with this Section 8.1. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any Information pursuant to this Agreement to comply with the requirements of HIPAA. The Parties shall use their best efforts to secure consents or authorizations from employees, former employees and their respective dependents to the extent required to permit the Parties to share Information as contemplated in this Section 8.1.

Section 8.2 Reasonable Efforts/Cooperation. Each of the Parties shall use commercially reasonable efforts (subject to, and in accordance with Applicable Law) to be take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable under Applicable Laws or contractual obligations to carry out the intent and purposes of this Agreement, including, without limitation, adopting plans or plan amendments and facilitating the treatment of equity awards and compensation matters as contemplated under this Agreement. Each of the Parties shall cooperate fully on any issue relating to the transaction contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the Department of Labor or any other filing, consent or approval with respect to or by a Governmental Authority.

Section 8.3 Effect on Employment. Without limiting Section 2.3 or Section 2.4, except as expressly provided in this Agreement, the mere occurrence of the Separation shall not cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the Blackstone Benefit Arrangements (provided that PJT Personnel may become eligible for a distribution from the Blackstone Savings Plan in accordance with the terms of such plan).

Section 8.4 Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 8.5 Access to Employees. On and after the Closing Date, BX and PJT HoldCo shall, and shall cause each of their respective Affiliates to, use their best efforts to make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative Action (other than a legal action between or among any of the Parties) to which any employee, director or Benefit Arrangement of the Blackstone Group or PJT Group is a party and which relates in any way to their respective employment or to their respective Benefit Arrangements prior to the Closing Date. The Party to whom an employee is made available in accordance with this Section 8.5 shall pay or reimburse the other Party for all reasonable, pre-approved expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 8.6 Beneficiary Designation/Release of Information/Right to Reimbursement. Without limiting the provisions of Section 2.7 or other provisions of this Agreement, to the extent permitted by Applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to PJT Personnel under Blackstone Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding PJT Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant PJT Personnel.

Section 8.7 Certain Compensation Arrangements. Without limiting the generality of this Article VIII, the Parties shall cooperate in good faith and share information to implement and administer the terms of the Replacement Awards, the PJT Personnel Retained Blackstone Equity Awards, the True-Up Adjustment, the Retention Awards and the Bonus Arrangements and any other applicable arrangements, in each case, as contemplated under the terms of this Agreement and as further set forth in Schedule 8.7 attached hereto, in order to facilitate the Parties’ respective obligations to each other and to the PJT Personnel.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Entire Agreement. This Agreement, including the Exhibits and Schedules, and the Separation Agreement, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule or Exhibit, the terms and conditions of such Schedule or Exhibit shall control, unless specifically provided otherwise in this Agreement.

Section 9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 9.3 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.4 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile or e-mail (and confirmed), mailed by registered or certified mail with postage prepaid and return receipt requested, or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the following addresses:

(a)	If to any member of the PJT Group:

PJT Partners Inc.

Attn:
Facsimile:
Email:

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153

Attn: Barry Wolf, Esq.; Michael Aiello, Esq.
Facsimile: (212) 310-8007
	Email:	Barry.Wolf@weil.com;
Michael.Aiello@weil.com

(b)	If to any member of the Blackstone Group:

The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Attn: John Finley; Michael Chae Facsimile: (212) 583-5749
	E-mail:	John.Finley@blackstone.com
Chae@blackstone.com

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954 Attn: Gregory T. Grogan, Esq. Facsimile: (212) 455-2502
	E-mail:	ggrogan@stblaw.com

or to such other Person or address as any party shall specify in notice by writing to the other parties in accordance with this Section 9.4. All such notices or other communications shall be deemed to have been received on the date of the personal delivery or delivery by e-mail (if confirmed) or facsimile (if delivery confirmation is received), or, on the third Business Day after the mailing or dispatch thereof; provided that notice of change of address shall be effective only upon receipt.

Section 9.5 Amendments; Waivers and Consents.

(a) This Agreement may be amended except by an instrument or instruments in writing signed and delivered on behalf of the Blackstone Parties, PJT HoldCo and PJT LP. At any time prior to the Effective Time, any party hereto which is entitled to the benefits hereof may (i) extend the time for the performance of any obligations or other acts of the other parties, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or conditions contained herein. Any agreement on the party of a party hereto to any such extension or waiver shall be valid only with respect to the party agreeing to such extension or waiver and only if set forth in an instrument in writing, signed and delivered on behalf of such party.

(b) The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such party (and its Group).

Section 9.6 Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Separation Agreement. If terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Separation Agreement.

Section 9.7 No Third-Party Beneficiaries. Except (i) as provided in Article VII with respect to indemnification of Indemnitees, which is intended to benefit and be enforceable by the Persons specified therein as Indemnitees and (ii) as specifically provided herein, this Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Blackstone Group or the PJT Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 9.8 Assignability; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.9 Construction; Interpretation. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Schedules and Exhibits hereto shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 9.12 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership, joint venture or joint employer relationship between or among the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between or among the Parties other than the relationship set forth herein.

Section 9.13 Subsidiaries. BX shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any member of the Blackstone Group. PJT HoldCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any member of the PJT Group.

Section 9.14 Dispute Resolution. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby or thereby shall be subject to the dispute resolutions procedures set forth in Article IX of the Separation Agreement.

Section 9.15 Payroll and Related Taxes. With respect to the PJT Personnel who were employees of a member of the Blackstone Group immediately prior to the Effective Time, the parties shall cause their respective Affiliates to (to the extent permitted by applicable Law and practicable) (a) treat the applicable member of the PJT Group as a “successor employer” and the applicable member of the Blackstone Group as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of Taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”) and (b) file tax returns, exchange wage payment information, and report wage payments made by the respective predecessor and successor employer on IRS Forms W-2 or similar earnings statements to such PJT Personnel for the tax year in which the Effective Time occurs, in a manner provided in Section 5.02(1) of Revenue Procedure 2004-53. For the avoidance of doubt, the collection of payroll taxes under FICA and FUTA for the tax year during which the Effective Time occurs will not restart upon or following the Effective Time with respect to the PJT Personnel who were employees of a member of the Blackstone Group immediately prior to the Effective Time.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

[INSERT PARTY ENTITY SIGNATURE BLOCKS]